Exhibit 15.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-213457), Form S-8 (No. 333-229055) and Form S-8 (No. 333-274238) of 51Talk Online Education Group (formerly known as China Online Education Group) of our report dated May 2, 2022, except for the effects of discontinued operations, change of reporting currency and change of ADS ratio discussed in Note 2(c) to the consolidated financial statements, as to which the date is April 6, 2023 relating to the financial statements, which appears in this Form 20-F.

/s/ PricewaterhouseCoopers Zhong Tian LLP

PricewaterhouseCoopers Zhong Tian LLP

Beijing, the People’s Republic of China

April 29, 2024